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                                                                   EXHIBIT 12.01
                                                                   -------------


     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                             Period from March 28, 1995                 Year ended December 31,
                                                   (Inception) to
                                                  December 31, 1995          1996        1997        1998           1999
                                             --------------------------    --------    --------    --------       --------
Net Loss...................................           $(2,756)             $(24,513)   $(55,717)   $(144,179)    $(1,457,638)
Plus fixed charges
 Interest expense including                                --                   179       1,205        1,356          15,509
  amortization of debt issuance costs......
 Assumed interest element include in rent                  33                   200         415        1,198           3,376
  expense..................................           -------              --------    --------    ---------     -----------
Adjusted loss..............................            (2,723)              (24,134)    (54,097)    (141,625)     (1,438,753)
Fixed charges..............................                33                   379       1,620        2,554          18,885
                                                      -------              --------    --------    ---------     ----------
Deficiency of earnings available to                   $(2,756)             $(24,513)   $(55,717)   $(144,179)    $(1,457,638)
 cover fixed charges.......................           =======              ========    ========    =========     ===========

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